Exhibit 10.1 Assignment Agreement dated October 28, 2010 between Morris Ventures LLC and Recursos Montanta S.A.

ASSIGNMENT OF MINING CLAIM

Name of Property/Claim to be Assigned:	Vunidawa Gold Claim
Location:	Vunidawa, Fiji
Assignor:	Morris Ventures LLC (a company incorporated under Fijian law)
Assignee:	Recursos Montata, S. A. (a company incorporated under the laws of the United States of America)
Consideration:	The Assingor acknowledges receipt of the sum of USD$5,000.00 for the Vunidawa Gold Claim and relinquishes title to the above Gold Claim in favour of the Assignee.
Jurisdiction:	This Assignment of Mining Claim shall fall within the laws of the Republic of Fiji.
Effective date of assignment:	October 28, 2010

Assignor - Morris Ventures LLC
Authorized Signatory

Assignee - Recursos Montata, S. A.
Authorized Signatory